Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

CONVERTIBLE PROMISSORY NOTE

_______ __, 2025

FOR VALUE RECEIVED, Zapata Computing Holdings Inc., a Delaware corporation (the “Company”), promises to pay to __________________ or its assigns (the “Holder”) the principal amount of $_____________, with interest on the outstanding principal amount of this convertible promissory note (“Note”) bearing simple interest at the rate of 10.0% per annum. Interest shall commence with and be computed from the date of this Note and shall continue on the outstanding principal amount until paid in full or converted, it being understood that no accrued interest shall be paid to the Holder until this Note is paid in full or converted pursuant to the terms hereof. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

1. Note. This Note is being issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of the date hereof (the “Agreement”), and evidences the principal amount lent by the Holder to the Company. The Note is a secured obligation of the Company, and on the date hereof, the Company entered into a Security Agreement (the “Security Agreement”), which shall provide security and collateral to this Note.

2. Repayment or Conversion. Unless this Note has been converted in accordance with the terms of Sections 3(a), 3(b) or 3(c) hereof, the entire outstanding principal balance and all unpaid accrued interest under this Note shall become fully due and payable on the earlier of (i) the occurrence of a Change of Control (as defined below), (ii) subject to Section 5(c) or 5(d) hereof, the date when the Company receives a written notice from the Holder (as it relates to Section 5(a)) or the Requisite Noteholders (as defined in the Agreement) (as it relates to Sections 5(b) and 5(e)) of the occurrence of an Event of Default (as defined below) or (iii) ________ ____, 2026, the one-year anniversary of the date hereof (the “Maturity Date”) (for the avoidance of doubt, if the Holder has provided notice of its election to exercise its conversion right pursuant to and in accordance with Section 3(c), then the amount of principal and interest that such Holder has elected to convert pursuant to Section 3(c) shall not be considered due and payable pursuant to this clause (iii)). All payments of interest and principal shall be in lawful money of the United States of America and shall be applied first to accrued interest, and thereafter to principal. “Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

3. Conversion.

(a) Automatic Conversion Upon a Qualified Financing. In the event that the Company issues and sells shares of capital stock of the Company, $0.0001 par value per share (the “Common Stock”), on or before the Maturity Date in a single transaction or series of related transactions to investors (the “Investors”) in a financing with aggregate gross proceeds to the Company of at least $5,000,000 (a “Qualified Financing”), then the outstanding principal balance under this Note shall automatically convert in whole without any further action by the Holder into Common Stock (the “Conversion Shares”) at a conversion price equal to $0.04 per share of Common Stock, subject to any adjustments under Section 6 (the “Conversion Price”), with the number of Conversion Shares to be determined by dividing such outstanding principal balance by the Conversion Price (rounded to the nearest whole share so that no fractional shares are issuable). All unpaid accrued interest shall be forgiven upon a conversion pursuant to this Section 3(a).

(b) Repayment Upon a Change of Control. Upon the occurrence of a Change of Control prior to the conversion or repayment of this Note, the Holder shall have the option, exercisable by written notice to the Company prior to the closing of such Change of Control, to either: (i) have the outstanding principal and unpaid accrued interest under this Note repaid in full promptly following such closing, or (ii) convert the outstanding principal balance of this Note into shares of Common Stock at the Conversion Price set forth in Section 3(a). The Company will provide at least 10 business days prior written notice to the Holder of any Change of Control. All unpaid accrued interest shall be forgiven upon such conversion pursuant to this Section 3(b).

(c) Optional Conversion . The Holder shall have the right to elect at any time to convert the outstanding principal balance of this Note into Conversion Shares at the Conversion Price, with the number of Conversion Shares to be determined by dividing the outstanding principal balance that is being converted by the Conversion Price (rounded to the nearest whole share so that no fractional shares are issuable). All unpaid accrued interest shall be forgiven upon such conversion pursuant to this Section 3(c).

(d) Universal Resale and Registration Rights Provisions. All shares of Common Stock issued upon conversion of this Note shall be subject to the resale and registration rights provisions set forth in the Agreement and Exhibit D thereto.

4. No Prepayment. The Company may not prepay this Note prior to the Maturity Date without the prior written consent of the Holder.

5. Default. Upon the occurrence and continuation of an Event of Default hereunder, at the option and upon the declaration of the Holder (as it relates to Section 5(a)) or the Requisite Noteholders (as it relates to Sections 5(b) and 5(e)) and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 5(c) or 5(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The Company shall promptly provide the Holder with notice following any Event of Default. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) the Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) the Company shall default in its performance of any covenant under this Note or the Agreement;

(c) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(e) the Company be in default under any loan agreement or any other indebtedness for borrowed money, in each case in a principal amount of greater than $200,000 that has not been cured or waived.

6. Adjustments.

(a) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as hereinafter set forth:

(i) Stock Dividends – Stock Splits. If after the date hereof the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock or by a stock split of shares of Common Stock or other similar event, then the Conversion Price shall be decreased in proportion to such increase in outstanding shares of Common Stock.

(ii) Combination of Shares. If after the date hereof the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of Common Stock or other similar event, then the Conversion Price shall be increased in proportion to such decrease in outstanding shares.

(iii) Changes in Form of Note. This form of Note need not be changed because of any change pursuant to this Section 6.

7. Waiver of Presentment. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

8. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles.

9. Amendment; Waiver. Any term of this Note may be amended or waived with the written consent of each of the Company and the Holder.

10. Transfer. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in a form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new convertible promissory note for like principal amount and interest, and upon the same conditions hereof, shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered Holder of this Note and such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

11. Maximum Rate of Interest. All agreements between the Company and the Holder are hereby expressly limited so that in no event will the rate of interest and other fees charged or agreed to be charged to the Holder for the use, forbearance, loaning or detention of such indebtedness exceed the maximum permissible interest rate under applicable law (the “Maximum Rate”). If for any reason, the interest rate applied exceeds the Maximum Rate, then the interest rate will automatically be reduced to the Maximum Rate. If the Holder receives interest at a rate exceeding the Maximum Rate, the amount of interest received in excess of the maximum amount receivable will be applied to the reduction of principal and not to the payment of interest thereunder.

12. Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

****

IN WITNESS WHEREOF, the Company has duly executed this Note effective as of the day and year first written above.

COMPANY:

ZAPATA COMPUTING HOLDINGS INC.

By: _____________________________

Name: Sumit Kapur

Title: Chief Executive Officer